Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statements No. 333-120427 on Form S-8, No. 333-138156 on Form S-8, No. 333-203911 on Form S-3 and No. 333-204399 on Form S-3 of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth under the captions “Part I, Item 1 and 2. Business and Properties – Oil and Natural Gas Reserves” in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and to the inclusion of our report dated February 4, 2016 in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

NETHERLAND SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

March 30, 2016

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